Exhibit 23.6

January 16, 2025

To:	First Majestic Silver Corp.

Suite 1800 – 925 West Georgia Street

Vancouver, British Columbia V6C 3L2

Canada

In connection with the Registration Statement on Form S-8 of First Majestic Silver Corp. (the “Registration Statement”), I, Brian Boutilier, P.Eng., hereby consent to the references in the Registration Statement to my name and the technical report entitled “La Encantada Silver Mine, Coahuila, Mexico, NI 43-101 Technical Report on Mineral Resource and Mineral Reserve Estimates” with an effective date of December 31, 2020, (the “Technical Report”) and to the inclusion or incorporation by reference in the Registration Statement of written disclosure from the Technical Report and extracts from or a summary of the Technical Report.

Sincerely,

/s/ Brian Boutilier, P.Eng.
Brian Boutilier, P.Eng.